Filed Pursuant to Rule 424(b)(3)
Registration No. 333-68875

PROSPECTUS SUPPLEMENT

To Prospectus dated December 23, 1998

and supplemented by Prospectus Supplements dated January 26, 1999, February 1, 1999,
February 5, 1999, February 26, 1999, March 16, 1999, July 9, 1999 and October 18, 1999 of

AMERICAN EAGLE OUTFITTERS, INC.

      On March 29, 1999, Paul Guez sold 15,000 shares of common stock. The shares were sold in an open market transaction at $71.31 per share. On June 15, 1999, Paul Guez sold 4,000 shares of common stock. The shares were sold in an open market transaction at $46.06 per share. On June 29, 1999, Paul Guez sold 5,000 shares of stock. The shares were sold in an open market transaction at $48.18 per share. On June 30, 1999, Paul Guez sold 10,000 shares of common stock. The shares were sold in an open market transaction at $48.51 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Paul Guez of a commission of $.07 per share.

      On August 6, 1999, Paul Guez transferred 344,000 shares to S.H.D. Investments, LLC, a California limited liability company (“SHD”). This transfer was a contribution to SHD. Paul Guez is President of SHD and owns a majority of the membership interest of SHD. Following the transfer of the shares to SHD, up to 269,000 shares transferred to SHD may be resold by SHD pursuant to the prospectus. As of the date of this prospectus, Paul Guez beneficially owned 0 shares.

      On November 22, 1999, SHD sold 94,000 shares of common stock. The shares were sold by SHD in an open market transaction as follows: 40,000 shares at $40.00 per share and 54,000 shares at $37.50 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by SHD of a commission of $.07 per share. Immediately following the sale, SHD beneficially owned 175,000 shares.

      On March 31, 1999, the Guez Living Trust (“Trust”) transferred 50,000 shares to Slauson Limited Partnership (“Slauson”). This transfer was a gift transaction and no consideration was paid by Donee. Slauson Management Corporation (“Corporation”) is the general partner of Donee and has a 1% interest in Donee. Hubert Guez who owns 99% of the outstanding, and Eduardo Verruno, who owns the remaining 1%, are the only shareholders of the Corporation. Hubert Guez is the only limited partner of Donee and has a 99% interest in Donee. As a result of the transfer of shares to Donee, the shares may be sold by Donee pursuant to the prospectus.

      On April 1, 1999, Slauson sold 50,000 shares of common stock. The shares were sold in an open market transaction at $64.93 per shares. On November 2, 1999, Slauson sold 2,000 shares of common stock. The shares were sold in an open market transaction at $46.00 per share. On November 17, 1999, Slauson sold 10,000 shares of common stock. The shares were sold in an open market transaction at $42.22 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share. Immediately following these sale, Slauson beneficially owned 128,000 shares.

      On November 23, 1999, the Guez Living Trust sold 10,000 shares of common stock. The shares were sold in an open market transaction at $42.13 per share. On November 30, 1999, the Guez Living Trust sold 10,000 shares of common stock. The shares were sold in an open market transaction at $46.78 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment made by the Guez Living Trust of a commission of $.07 per share. Immediately following the sale, the Guez Living Trust beneficially owned 0 shares.

      On January 3, 1999, the closing price per share on the Nasdaq National Market was $44.00.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to contrary is a criminal offense.

The date of this Prospectus Supplement is January 4, 1999.